Valeritas’ V-Go® Wearable Insulin Delivery Device Demonstrates a Reduction in A1c Levels by 1.3 when Intensifying from a Basal Insulin Regimen to Basal-Bolus Delivery

BRIDGEWATER, New Jersey, June 10, 2019 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of V-Go® Wearable Insulin Delivery device, today announced additional positive data from the VERDICT study was presented at the American Diabetes Association's 79th Scientific Sessions held in San Francisco, California. This data demonstrated that patients with type 2 diabetes who switched insulin therapy to V-Go from a basal insulin regimen signficantly lowered their average blood sugar levels (A1c) without increasing their total daily dose (TDD) of insulin.

“Insulin therapy is often intensified utilizing a stepwise approach of adding one injection at a time due to the increased burden and complexity associated with basal-bolus therapy,” said Trisha Zeidan, MD, Principal Investigator of the VERDICT Study and affiliated with Premier Physician Network, Bull Family Diabetes Center. “Although this stepwise approach is well accepted, research demonstrates in one year the majority of patients will require full basal-bolus therapy to manage their diabetes. In our experience, V-Go offers a straightforward way to intensify directly from basal to basal-bolus therapy and has been well accepted by patients, and proven effective which is conducive to patient self-management.”

“V-Go allows patients requiring basal-bolus therapy to get the insulin they need when they need it without the burden of multiple daily injections,” said John Timberlake, President and Chief Executive Officer of Valeritas. “We strongly believe V-Go can ease the transition to basal-bolus therapy and are pleased with the results from this study.”

This retrospective analysis of 73 patients with type 2 diabetes evaluated the effect V-Go had on patients’ A1c, TDD, concomitant non-insulin diabetes medications, and patient reported hypoglycemia. Patients using V-Go had an average reduction in A1c levels of -1.3 (p<0.0001) with 16% fewer prescribed concomitant medications. Reported hypoglycemia decreased from 23% to 19% of patients, and patients reporting severe hypoglycemia reduced from 10% to 3%.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, Valeritas' expected cash burn rate and its ability to continue to increase new and total prescription growth, the effects of the reverse stock split on the trading price of Valeritas’ common stock, in both the short and long-term; the inherent uncertainties associated with developing new products or technologies, the ability to continue to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com